                                  EXHIBIT 11
McDERMOTT INTERNATIONAL, INC. STATEMENT RE COMPUTATION OF PER SHARE EARNINGS (LOSS)
                FOR THE THREE FISCAL YEARS ENDED MARCH 31, 1997

              (In thousands, except shares and per share amounts)

                           PRIMARY AND FULLY DILUTED

                                                           1997          1996          1995
                                                       ------------  ------------  ------------
Income (loss) before cumulative
 effect of accounting change                           $  (206,105)  $    20,625   $    10,876

Less dividend requirements of preferred stock,
 Series C                                                   (8,266)       (8,266)       (8,266)
----------------------------------------------------------------------------------------------
Income (loss) applicable to common stock                  (214,371)       12,359         2,610

Cumulative effect of accounting change                           -             -        (1,765)
----------------------------------------------------------------------------------------------
Net income (loss) for primary computation              $  (214,371)  $    12,359   $       845
==============================================================================================

Weighted average number of common
 shares outstanding during the year                     54,706,394    54,223,051    53,645,256

Common stock equivalents of stock
 options and stock appreciation
 rights based on "treasury stock"
 method                                                          -       149,033       103,133
----------------------------------------------------------------------------------------------
 Weighted average number of common and
  common equivalent shares outstanding
  during the year for primary computation               54,706,394    54,372,084    53,748,389
==============================================================================================
Earnings (loss) per common and
 common equivalent share: (1)
 Income before cumulative effect
   of accounting change                                $     (3.92)  $      0.23   $      0.05
 Accounting change                                               -             -         (0.03)
----------------------------------------------------------------------------------------------
Net income (loss)                                      $     (3.92)  $      0.23   $      0.02
==============================================================================================

(1) Earnings (loss) per common and common equivalent share assuming full dilution are the same for the fiscal years presented.